EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 33-21722 on Form N-1A of our report dated February 16, 2012, relating to the financial statements and financial highlights of The Alger Portfolios, including the Alger Capital Appreciation Portfolio, Alger Large Cap Growth Portfolio, Alger Mid Cap Growth Portfolio, Alger SMid Cap Growth Portfolio, Alger Small Cap Growth Portfolio, Alger Growth & Income Portfolio and Alger Balanced Portfolio, appearing in the Annual Report on Form N-CSR of The Alger Portfolios for the year ended December 31, 2011.  We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 11, 2012